CHANTICLEER HOLDINGS, INC.

2014 STOCK INCENTIVE PLAN

Restricted Stock Unit Agreement

(Employees)

THIS AGREEMENT (together with Schedule A attached hereto, this “Agreement”), made effective the 16th day of November 2018 between Chanticleer Holdings, Inc., a Delaware corporation (the “Corporation”), and Frederick L. Glick, an Employee of the Corporation or an Affiliate (the “Participant”).

R E C I T A L S

In furtherance of the purposes of the Chanticleer Holdings, Inc. 2014 Stock Incentive Plan, as it may be hereafter amended (the “Plan”), and in consideration of the services of the Participant and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Participant hereby agree as follows:

1. Incorporation of Plan. The rights and duties of the Corporation and the Participant under this Agreement shall in all respects be subject to and governed by the provisions of the Plan and the Employment Agreement between Participant and the Corporation dated November 16, 2018 (“Employment Agreement”), copies of which are delivered herewith or have been previously provided to the Participant, and the terms of which are incorporated herein by reference. In the event of any conflict between the provisions in the Agreement and those of the Plan or Employment Agreement, the provisions of the Plan and Employment Agreement shall govern. Unless otherwise defined herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan.

2. Grant of Restricted Stock Units “RSUs”. The Corporation has granted to you on the Award Date an Award of RSUs as designated herein subject to the terms, conditions, and restrictions set forth in this Agreement, the Plan, the Employment Agreement and Schedule A. Each RSU shall represent the conditional right to receive, upon settlement of the RSU, one share of Chanticleer Holdings Inc. common stock, $0.0001 par value per share (each a “Share”), subject to any tax withholding as described in Section 3. The purpose of such Award is to motivate and retain you as an employee of the Corporation, to encourage you to continue to give your best efforts for the Corporation’s future success, and to increase your proprietary interest in the Corporation. Except as may be required by law, you are not required to make any payment (other than payments for taxes pursuant to Section 3 hereof) or provide any consideration other than the rendering of future services to the Corporation or a subsidiary of the Corporation.

3. Collection of Withholding Taxes. Regardless of any action the Corporation takes with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and that the Corporation (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the award of the RSUs, the vesting of the RSUs, the issuance of sShares in settlement of the RSUs, the subsequent sale of Shares and the receipt of any dividends; and (b) does not commit to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items. Prior to the relevant taxable event, Participant will pay or make adequate arrangements satisfactory to the Corporation to satisfy all withholding obligations for Tax Related Items of the Corporation. In this regard, Participant authorizes the Corporation to instruct the broker whom it has selected for this purpose to sell a number of Shares to be issued upon the vesting of the RSUs to meet the withholding obligation for Tax-Related Items. Such sales shall be effected at the prevailing market price on the 1st or 2nd Trading Day following the date that the RSUs vest. Participant acknowledges that the proceeds of any such sale may not be sufficient to satisfy Participant’s withholding obligation for Tax-Related Items. To the extent the proceeds from such sale are insufficient to cover the Tax-Related Items, the Corporation may in its discretion (a) withhold the balance of all applicable Tax-Related Items legally payable by Participant from Participant’s wages or other cash compensation paid to Participant by the Corporation and/or (b) withhold in Shares of Common Stock, provided that the Corporation only withholds an amount of Shares not in excess of the amount necessary to satisfy the minimum withholding amount. If the Corporation satisfies the obligation for Tax-Related Items by withholding a number of Shares as described above, Participant will be deemed to have been issued the full number of Shares subject to the award of RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the vesting of the RSUs. Finally, Participant must pay to the Corporation any amount of Tax-Related Items that the Corporation may be required to withhold as a result of Participant’s award of the RSUs, vesting of the RSUs, or the issuance of Shares in settlement of vested RSUs that cannot be satisfied by the means previously described. The Corporation may refuse to deliver the Shares to Participant if Participant fails to comply with his obligations in connection with the Tax-Related Items as described in this subsection.

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4. Effect of Change in Control.

(a) Notwithstanding any other provision of the Plan to the contrary, and except as may be otherwise provided in the Employment Agreement or required under Code Section 409A, related regulations or other guidance, in the event of a Change in Control (as defined in Section 4(c) herein), the RSUs, if outstanding as of the date of such Change in Control, shall become fully vested, whether or not then otherwise vested.

(b) For the purposes herein, except as may be otherwise required in order to comply with Code Section 409A, a “Change in Control” shall be deemed to have occurred on the earliest of the following dates:

(i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, fifty percent (50%) or more of the outstanding Common Stock of the Corporation;

(ii) The date the shareholders of the Corporation approve a definitive agreement (A) to merge or consolidate the Corporation with or into another corporation or other business entity (each, a “corporation”), in which the Corporation is not the continuing or surviving corporation or pursuant to which any shares of Common Stock of the Corporation would be converted into cash, securities or other property of another corporation, in each case other than a merger or consolidation of the Corporation in which the holders of Common Stock immediately prior to the merger or consolidation continue to own immediately after the merger or consolidation at least fifty percent (50%) of the Common Stock, or, if the Corporation is not the surviving corporation, the common stock (or other voting securities) of the surviving corporation; provided, however, that if consummation of such merger or consolidation is subject to the approval of federal, state or other regulatory authorities, then, unless the Administrator determines otherwise, a “Change in Control” shall not be deemed to occur until the later of the date of shareholder approval of such merger or consolidation or the date of final regulatory approval of such merger or consolidation; or (B) to sell or otherwise dispose of all or substantially all the assets of the Corporation; or

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(iii) The date there shall have been a change in a majority of the Board of Directors of the Corporation within a 12-month period unless the nomination for election by the Corporation’s shareholders of each new Director was approved by the vote of two-thirds of the members of the Board (or a committee of the Board, if nominations are approved by a Board committee rather than the Board) then still in office who were in office at the beginning of the 12-month period.

(c) Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred in the event the Corporation forms a holding company as a result of which the holders of the Corporation’s voting securities immediately prior to the transaction hold, in approximately the same relative proportions as they held prior to the transaction, substantially all of the voting securities of a holding company owning all of the Corporation’s voting securities after the completion of the transaction.

(For the purposes herein, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Corporation, a subsidiary of the Corporation or any employee benefit plan(s) sponsored or maintained by the Corporation or any subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)

The Administrator shall have full and final authority, in its discretion, to determine whether a Change in Control of the Corporation has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

5. Termination of Employment. Except as may be otherwise provided in the Employment Agreement, RSUs that have not vested will be forfeited if an Employee has not been an Employee continuously since the date of the Award, subject to the following:

(a) The employment relationship of the Participant shall be treated as continuing intact for any period that the Participant is on military or sick leave or other bona fide leave of absence, provided that the period of such leave does not exceed three months, or, if longer, as long as the Participant’s right to reemployment is guaranteed either by statute or by contract. The employment relationship of the Participant shall also be treated as continuing intact while the Participant is not in active service because of Disability. The Administrator shall have sole authority to determine whether the Participant has incurred a Disability, and, if applicable, the Participant’s Termination Date.

(b) If the employment of the Participant is terminated for Cause, the RSUs that have not vested will be forfeited on the Termination Date, as determined by the Administrator. For the purposes of the Agreement, “Cause” shall mean, the Participant’s termination of employment or service resulting from his (i) termination for “cause” as defined under the Participant’s employment, consulting or other agreement with the Corporation or an Affiliate, if any, or (ii) if the Participant has not entered into any such employment, consulting or other agreement (or if any such agreement does not address the effect of a “cause” termination), then the Participant’s termination shall be for “Cause” if termination results due to the Participant’s (A) dishonesty; (B) refusal to perform his duties for the Corporation or continued failure to perform his duties to the Corporation in a manner acceptable to the Corporation, as determined by the Administrator or its designee; (C) engaging in fraudulent conduct; or (D) engaging in conduct that could be materially damaging to the Corporation without a reasonable good faith belief that such conduct was in the best interest of the Corporation.

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6. No Right of Continued Employment or Service; Forfeiture of Award. Neither the Plan, the grant of the RSUs nor any other action related to the Plan shall confer upon the Participant any right to continue in the employment or service of the Corporation or an Affiliate or to interfere in any way with the right of the Corporation or an Affiliate to terminate the Participant’s employment or service at any time. Except as otherwise expressly provided in the Plan, Employment Agreement or this Agreement or as determined by the Administrator, all rights of the Participant with respect to the RSUs shall terminate upon termination of the Participant’s employment or service.

7. Superseding Agreement; Binding Effect. This Agreement supersedes any statements, representations or agreements of the Corporation with respect to the grant of the RSUs or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations or agreements. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns. This Agreement does not supersede or amend any non-competition agreement, non-solicitation agreement, employment agreement, consulting agreement or any other similar agreement between the Participant and the Corporation, including, but not limited to, any restrictive covenants contained in such agreements.

8. Representations and Warranties of Participant. The Participant represents and warrants to the Corporation that:

(a) Agrees to Terms of the Plan and Agreement. The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions.

(b) Access to Information. The Participant has had access to all information regarding the Corporation and its present and prospective business, assets, liabilities and financial condition that the Participant reasonably considers important in making a decision to acquire the Shares subject to the RSUs, and the Participant has had ample opportunity to ask questions of, and to receive answers from, the Corporation’s representatives concerning such matters and this investment.

(c) Understanding of Risks. The Participant is fully aware of: (i) the speculative nature of the investment in the Shares; (ii) the financial hazards involved in investment in the Shares; (iii) the lack of liquidity of the Shares subject to the RSUs and the restrictions on transferability of the Shares; (iv) the qualifications and backgrounds of the management of the Corporation; and (v) the tax consequences of investment in the Shares. The Participant is capable of evaluating the merits and risks of this investment, has the ability to protect his own interests in this transaction and is financially capable of bearing a total loss from this investment.

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(d) Restrictions on Transfer. Participants agrees not to sell any Shares of Common Stock he receives under this Agreement at a time when applicable laws, regulations, Corporation trading policies (including the Corporation’s Insider Trading Policy) or an agreement between the Corporation and its underwriters prohibit a sale. This restriction will apply as long as Participant’s employment continues and for such period of time after the termination of Participant’s employment as the Corporation and its counsel reasonable determine or as may be required by applicable law.

(e) Tax Consequences. The Corporation has made no warranties or representations to the Participant with respect to the tax treatment and consequences (including but not limited to income tax consequences) related to the transactions contemplated by this Agreement, and the Participant is in no manner relying on the Corporation or its representatives for an assessment of such tax consequences. The Participant acknowledges that there may be adverse tax consequences upon settlement of the RSUs, and upon the sale of the Shares obtained upon settlement of the RSUs, and that the Participant should consult a tax advisor prior to such exercise or disposition. The Participant acknowledges that he has been advised that he should consult with his own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Participant also acknowledges that the Corporation has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

9. Compliance with Applicable Laws, Rules and Regulations. The Corporation may impose such restrictions on the RSUs, the Shares and any other benefits underlying the RSUs as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities laws applicable to such securities. Notwithstanding any other provision in the Plan or the Agreement to the contrary, the Corporation shall not be obligated to issue, deliver or transfer shares of Common Stock, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with Applicable Laws (including but not limited to the requirements of the Securities Act). The Corporation may cause a restrictive legend to be placed on any certificate issued pursuant to the RSUs hereunder in such form as may be prescribed from time to time by Applicable Laws or as may be advised by legal counsel.

10. Changes in Status. Unless the Administrator determines otherwise, the RSUs shall not be affected by any change in the terms, conditions or status of the Participant’s employment or service, provided that the Participant continues to be an employee of, or in service to, the Corporation or an Affiliate.

11. Governing Law; Jurisdiction. Except as otherwise provided in the Plan, this Agreement shall be construed and enforced according to the laws of the State of Delaware, without regard to the principles of conflicts of laws, and in accordance with applicable federal laws of the United States. Each party agrees and submits to the exclusive jurisdiction of the state and federal courts sitting in Mecklenburg County, North Carolina, in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of the action or proceeding may be heard and determined in any such court.

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12. Amendment and Termination; Waiver. Subject to the terms of the Plan, this Agreement may be amended, altered and/or terminated at any time by the Administrator; provided, however, that any such amendment, alteration or termination of the RSUs shall not, without the consent of the Participant, materially adversely affect the rights of the Participant with respect to the RSUs. Notwithstanding the foregoing, the Administrator shall have unilateral authority to amend the Plan and this Agreement (without Participant consent and without shareholder approval, unless such approval is required by Applicable Laws) to the extent necessary to comply with Applicable Laws or changes to Applicable Laws (including but not limited to Code Section 409A and Code Section 422 or related regulations or other guidance and federal securities laws). The Administrator shall have unilateral authority to make adjustments to the terms and conditions of the RSUs in recognition of unusual or nonrecurring events affecting the Corporation or any Affiliate, or the financial statements of the Corporation or any Affiliate, or of changes in accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable accounting principles. The waiver by the Corporation of a breach of any provision of the Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

13. No Rights as a Shareholder and Adjustments for Changes in Capital and Corporate Structure. The Participant and his legal representatives, legatees, distributees or transferees shall not be deemed to be the holder of any Shares subject to the RSUs and shall not have any rights of a shareholder unless and until certificates for such Shares have been issued and delivered to him or them. The RSUs are not Dividend Equivalent Awards under the Plan. The RSUs granted hereunder shall be subject to the provisions of Section 5(d) of the Plan relating to adjustments for recapitalizations, reclassifications and other changes in the Corporation’s corporate structure and for material corporate transactions. Withholding. The Participant acknowledges that the Corporation shall require the Participant to pay the Corporation in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Corporation to such authority for the account of the Participant, and the Participant agrees, as a condition to the grant of the RSUs and delivery of the Shares, to satisfy such obligations. Notwithstanding the foregoing, the Administrator may establish procedures to permit the Participant to satisfy such obligations in whole or in part, and any other local, state, federal or foreign income tax obligations relating to the RSUs, by electing (the “election”) to have the Corporation withhold shares of Common Stock from the Shares to which the Participant is entitled. The number of shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to (but not exceeding) the amount of such obligations being satisfied. Each election must be made in writing to the Administrator in accordance with election procedures established by the Administrator.

14. Administration. The authority to construe and interpret this Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Administrator, and the Administrator shall have all powers with respect to this Agreement as are provided in the Plan. Any interpretation of the Agreement by the Administrator and any decision made by it with respect to the Agreement shall be final and binding.

15. Notices. Except as may be otherwise provided by the Plan or determined by the Administrator, any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Corporation’s records, or if to the Corporation, at the Corporation’s principal office.

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16. Severability. If any provision of the Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

17. Notice of Disposition. To the extent that the RSUs is designated as an Incentive RSUs, if Shares of Common Stock acquired upon exercise of the RSUs are disposed of within two years following the date of grant or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Corporation in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Administrator may reasonably require.

18. Right of Offset. Notwithstanding any other provision of the Plan or the Agreement, the Corporation may reduce the amount of any payment otherwise payable to or on behalf of the Participant by the amount of any obligation of the Participant to the Corporation, and the Participant shall be deemed to have consented to such reduction.

19. Cash Settlement. Notwithstanding any provision of the Plan or this Agreement to the contrary, the Administrator may (subject to any requirements imposed under Code Section 409A, related regulations or other guidance) cause the RSUs (or portion thereof) to be cancelled in consideration of an alternative award or cash payment of an equivalent cash value, as determined by the Administrator in its sole discretion, made to the Participant.

20. Counterparts; Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, this Agreement has been executed in behalf of the Corporation and by the Participant effective as of the day and year first above written.

CHANTICLEER HOLDINGS, INC.

By:	/s/ Michael D. Pruitt
Michael D. Pruitt, CEO

Attest:

Kathi Fath, Secretary
[Corporate Seal]

PARTICIPANT

By:

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CHANTICLEER HOLDINGS, INC.

2014 STOCK INCENTIVE PLAN

Restricted Stock Unit Agreement

(Employees)

SCHEDULE A

Employee:	Frederick L. Glick

Award Date:	November 16, 2018

Number granted:	30,000 RSUs

Schedule for Time-related Vesting and Settlement

10,000 RSUs vest on the Grant Date

Except as provided under the Agreement, 20,000 RSUs vest as to one-eighth of the underlying Shares in eight quarterly installments on the first day of each fiscal quarter during Executive’s continued employment with the Corporation commencing January 1, 2019

Settlement:	RSUs granted hereunder that have vested will be settled by delivery of one share of the Corporation’s Common Stock for each RSU being settled. Settlement of RSUs shall occur at the applicable vesting date.

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